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                                                                  EXHIBIT 10.12


May 29, 1998

Mr. Kevin Comerford
Via Fax #501-312-2453

Dear Kevin,

I am pleased to offer you the position of Vice President of Finance & Administration for The Counsell Group, Inc. (the "Company"). Should you accept this offer, you will be paid a semi-monthly salary of $5,208.33 with an anticipated start date of June 15, 1998. You shall also be entitled to Company benefits which include paid vacation, group insurance, and other fringe benefits to the extent such benefits are made available to employees.

As an addendum to your compensation plan you are eligible to participate in an incentive plan which provides the opportunity to earn up to an additional 20% of base pay.

Upon the implementation by the Company of a stock option plan (to be approved by the Board of Directors and the shareholders) the Company will grant to you options to purchase 15,000 shares of the common stock of the Company, par value $.0001 per share, at the fair market value as of the date of the grant. The options will be subject to vesting under the conditions provided in the stock option plan for a period of five years.

By accepting this offer, you agree to use your best efforts to promote the Company's business and to devote your full time and efforts to the Company's business. You acknowledge that you are being hired for an indefinite term and that either you or the Company may terminate your employment relationship at any time, with or without prior notice.

Please note that this offer of employment is contingent upon your ability to provide, within three (3) business days after commencement of employment, the completed 1-9 form, and acceptable original documents that will establish your employment authorization and identity in compliance with the Immigration and Control Act of 1986. Furthermore, you will be required to enter into a Non-Compete, Non-Disclosure and Non-Solicitation agreement with the Company.

This offer shall remain open for five (5) days and is contingent upon the Company's receipt of the enclosed document, signed by you. If you wish to accept this offer of employment, please contact me at the number below.

I am looking forward to having your career grow along with the Company. If you have any questions about this offer, or would like to discuss it further, please give me a call.

Very truly yours,                        Accepted:  Kevin Comerford


/s/ Frank Selldorff

Frank Selldorff                                 /s/ Kevin Comerford
CEO & President                                 -------------------
The Counsell Group, Inc.